Exhibit 5.1

                                  June 20, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.

Ladies and Gentlemen:

      We are counsel to Hollinger International Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended, of 15,000 shares of Class A Common Stock of the Company, par value $.01 per share (the "Shares"), which may be issued by the Company upon the exercise of options granted pursuant to the Hollinger International Inc. 1997 Stock Incentive Plan (the "Plan").

      We are familiar with the Registration Statement and the Plan, and have examined the Company's Restated Certificate of Incorporation and the Company's Bylaws, as amended. We have also examined such other public and corporate documents, certificates, instruments and corporate records, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion.

      Based on the foregoing, we are of the opinion that the Shares have been duly authorized and will, when issued upon the exercise of options in accordance with the provisions of the Plan, be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                       Very truly yours,

                                       /s/ Kirkpatrick & Lockhart LLP